Exhibit 99.1

Amplify Energy Reaches $96.5 Million Settlement with the Shipping Companies Related to the Containerships’ Anchor Strikes of Amplify’s Pipeline

HOUSTON, March 1, 2023 — Amplify Energy Corp. (“Amplify” or the “Company”) (NYSE: AMPY) today announced that it has reached a settlement of its claims against the M/V Danit (in rem) and its affiliated corporate entities; the M/V Beijing and its affiliated corporate entities, as well as the COSCO marine entities and the Marine Exchange. The M/V Danit and its affiliated corporate entities and the M/V Beijing and its affiliated corporate entities have agreed to pay Amplify $96.5 million in connection with the anchor strikes by the containerships that damaged the pipeline, interrupted Amplify’s business and led to the 2021 Southern California Pipeline Incident. The overall resolution includes subrogation claims by Amplify’s property damage and loss of production insurers, with Amplify ultimately receiving a net payment of approximately $85 million.

The Marine Exchange has agreed to non-monetary terms in this settlement as well. The parties are working to finalize the settlement agreement documentation. The settlement resolves Amplify’s affirmative claims related to the 2021 Southern California Pipeline Incident. As part of the settlement, after payment is made, Amplify will dismiss all of its legal claims against those parties.

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “The resolution of Amplify’s claims against the vessels and their affiliated entities concludes our involvement in the litigation related to the 2021 pipeline incident, which has demanded considerable focus and allocation of Company resources. We are eager to move forward and turn the page on this unfortunate and preventable event and to dedicate all of our attention to operations at Beta, our business as a whole and the strategic direction of the Company. Amplify has operated off the coast of California for years in a safe and responsible manner and we remain committed to ensuring the safety and protection of our employees, the environment and our surrounding communities.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com

Media Contact

Amy Conway

Amy.Brown@fticonsulting.com